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                                                                      EXHIBIT 12
                       UNION PACIFIC RESOURCES GROUP INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in Thousands, Except Ratios)
                                   (Unaudited)

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

                                                                                           Three Months
                                                                                          Ended March 31,
                                                                                         -----------------
                                                                                     1998                1997
                                                                                     ----                ----

Income before income taxes...................................................       $  39,428          $172,677

Add (deduct) distributions greater (less) than
     income of unconsolidated affiliates.....................................          (2,190)           (1,055)

Fixed charges from below.....................................................          43,355            12,505

Capitalized interest included in fixed charges...............................          (1,763)             (114)
                                                                                   ----------       -----------

         Earnings available for fixed charges................................       $  78,830          $184,013
                                                                                   ==========       ===========

Fixed charges:
     Interest expense, including amortization of debt expense/discount.......       $  39,183          $ 10,676
     Portion of rentals representing an interest factor......................           2,409             1,715
     Interest capitalized....................................................           1,763               114
                                                                                   ----------        ----------
         Total fixed charges.................................................        $ 43,355          $ 12,505
                                                                                   ==========       ===========

Ratio of earnings to fixed charges...........................................             1.8              14.7
                                                                                         ====             =====
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